Exhibit 5.4
[Letterhead of Nelson & Company]
31 The Strand
P.O. Box 2075
Grand Cayman KY1-1105
CAYMAN ISLANDS
T: (345) 949-9710
F: (345) 945-2188
E: info@nellaw.com
W: www.nellaw.com
Our ref: 2697-01
Writer’s email: rnelson@nellaw.com
July 28, 2010
Navios Maritime Acquisition Corporation
85 Akti Miaouli Street
Piraeus, Greece 185 38
          Re: Navios Maritime Acquisition Corporation
Dear Sirs:
     We confirm that we are qualified to practice law in the Cayman Islands without restriction and have sufficient knowledge of relevant aspects of the law of the Cayman Islands and are fully qualified to give this opinion.
     We have acted as special counsel to Ios Shipping Corporation and Skopelos Shipping Corporation (the “Covered Guarantors”) in connection with the offer by Navios Maritime Acquisition Corporation, a Marshall Islands corporation (the “Company”) and Navios Acquisition Finance (US) Inc., a Delaware corporation (“NAFI” and together with the Company, the “Co-Issuers”), to exchange up to $105,000,000 in aggregate principal amount of its new 8 5/8% First Priority Ship Mortgage Notes due 2017 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 8 5/8% First Priority Ship Mortgage Notes due 2017 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.”
     In connection herewith we have examined originals or copies of:

1.	The Indenture dated October 21, 2010 together with the First Supplemental Indenture dated November 9, 2010, the Second Supplemental Indenture dated May 20, 2011, the Third Supplemental Indenture dated May 26, 2011 and the Fourth Supplemental Indenture dated July 1, 2011, between the Co-Issuers, the Guarantors listed therein and Wells Fsargo Bank, N.A., as Trustee with respect to the 8 5/8% First Priority Ship Mortgage Notes due 2017 (the “Indenture”);

2.	The Notes; and

3.	The Notations of Guarantee (as defined in the Indenture).
     The documents referred to in Items 1, 2 and 3 are collectively referred to as the “Documents.”
     In addition we have examined the corporate documents of the Covered Guarantors maintained at the registered office of the Covered Guarantors.
     We are of the opinion that:
(i)	The Covered Guarantors have been duly organized and are validly existing in good standing under the laws of the Cayman Islands.

(ii)	Each Covered Guarantor has statutory power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and to enter into and perform their respective obligations under the Documents to which it is a party.

(iii)	Each Covered Guarantor has duly authorized, executed and delivered the Documents to which it is a party.

(iv)	No consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by the Covered Guarantors under the laws of the Cayman Islands in connection with its execution and delivery of the Documents to which it is a party or the performance by it of its obligations thereunder other than those that have been obtained or made.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.1 to the Registration Statement.

Yours faithfully,

NELSON & COMPANY

By:	/s/ Roger Nelson